Exhibit 5.1

December 4, 2020

Reference: 99493/1

Zymeworks Inc.

540 – 1385 West 8th Avenue

Vancouver, BC V6H 3V9

Canada

RE:	Registration Statement on Form S-3ASR of Zymeworks Inc.

We have acted as Canadian counsel to Zymeworks Inc. (the “Company”), a company continued under the laws of British Columbia, in connection with the registration of 6,950,433 common shares in the capital of the Company (the “Registered Shares”), pursuant to a registration statement on Form S-3ASR (Registration No. 333-234517) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement related to the Registered Shares filed by the Company with the SEC pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). We understand that the Registered Shares consist of 1,708,472 common shares (the “Shares”) and 5,241,961 common shares issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 5,241,961 common shares (the “Warrant Shares”). We also understand that the Registered Shares are to be resold from time to time by the shareholders of the Company identified in the Prospectus Supplement.

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto) and the Prospectus. We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise identified to our satisfaction. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable shares in the capital of the Company.

2.

Upon receipt by the Company of the payment of the exercise price for the Pre-Funded Warrants as provided for in the warrant certificate representing such Pre-Funded Warrants, the Warrant Shares will have been validly issued by the Company as fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be filed by the Company with the SEC for incorporation by reference into the Registration Statement.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

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